Exhibit 3.1

SPAN-AMERICA MEDICAL SYSTEMS, INC.

RESOLUTIONS OF THE BOARD OF DIRECTORS

AMENDING THE AMENDED & RESTATED BYLAWS

May 1, 2017

The board of directors (the “Board”) of Span-America Medical Systems, Inc., a South Carolina corporation (the “Company”) hereby adopts the following resolutions at a meeting duly called and held on the date set forth above:

WHEREAS, the Board has determined that it is in the best interest of the Company and its shareholders to (1) opt out of applicability of the South Carolina Control Shares Act and (2) adopt a forum selection bylaw to provide for exclusive jurisdiction in the Courts of the State of South Carolina situated in Greenville, South Carolina where the company is headquartered for claims arising under or related to South Carolina corporate law matters;

NOW THEREFORE, be it resolved as follows:

RESOLVED, that the Company’s Amended & Restated Bylaws, as previously amended to date (the “Bylaws”) be hereby further amended by adding the following new Article XI and Article XII to the Bylaws:

ARTICLE XI

OPT OUT FROM THE SOUTH CAROLINA CONTROL SHARES ACT

The provisions of Article 1 (entitled “Control Shares Acquisitions”) of Chapter 2 of Title 35 of the Code of Laws of South Carolina of 1976, as amended, do not apply to control share acquisitions (as defined in such Article 1) of shares of the corporation.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the South Carolina Court of Common Pleas, Thirteenth Judicial Circuit located in Greenville, South Carolina, or any successor court thereto if the State of South Carolina renumbers its judicial circuits or otherwise reorganizes its court system (the “SC Circuit Court”), and, solely if the SC Circuit Court does not have or accept jurisdiction, the United States District Court for the District of South Carolina, Greenville Division, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the corporation to the corporation or the corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the South Carolina Business Corporation Act of 1988, as amended from time to time or any successor act, the articles of incorporation of the corporation, or the bylaws of the corporation, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said courts having personal jurisdiction over the indispensable parties named as defendants therein.

RESOLVED, that each of the officers of the Company individually, be, and they hereby are, each authorized, empowered and directed, on behalf of and in the name of the Company, to do and perform all such acts and things, and to execute, deliver and/or file all such instruments, agreements and other documents (including without limitation any applications, forms, notices or other instruments required to be filed by applicable law or rules with any governmental or regulatory agency and any stock market, stock exchange or other self-regulatory organization on which the Company’s securities are listed or proposed to be listed) as they or such officer may deem necessary or desirable to carry into effect the purposes and intent of the foregoing resolutions, and to perform all acts necessary or advisable in order to perform the Company's obligations under, and to consummate the transactions contemplated by, any such executed document; and the execution and/or filing of each such instrument, agreement and document shall constitute conclusive evidence of the Board's approval thereof; and

RESOLVED, that each act consistent with the purposes of these resolutions performed prior to the execution of these resolutions by any officer of the Company is hereby authorized, approved, affirmed and ratified in all respects.

RESOLVED, that the Secretary of the Company be, and hereby is, authorized to make such corrective or minor modifications or additions to the foregoing resolutions as shall be deemed necessary or appropriate, so long as the resolutions, as so modified or supplemented, effect the intent and purposes of these resolutions.

End of Resolutions.